                                                               EXHIBIT (h)(1)(B)

                                  AMENDMENT TO
                            TRANSFER AGENCY AGREEMENT


                  AMENDMENT made as of the 24th day of July, 2002, between the Asset Management Fund (the "Fund"), a Delaware statutory trust having its principal place of business at 230 West Monroe Street, Chicago, IL 60606, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Transfer Agency Agreement dated August 9, 1999, under which BISYS performs transfer agency services for the Fund (as amended and in effect on the date hereof, the "Agreement").

                  WHEREAS, under the Agreement BISYS is designated as the Fund's transfer agent and performs the transfer agency services for the Fund that are enumerated in the Agreement or a Schedule thereto;

                  WHEREAS, the Agreement provides that BISYS shall perform such additional services as are mutually agreed upon and provided in an amendment to the Agreement or its schedules, in consideration of such fees as the parties may agree upon;

                  WHEREAS, the Fund desires that BISYS perform certain additional services for the Fund related to anti-money laundering and fraud prevention;

                  WHEREAS, BISYS is willing to perform the services provided for in this Amendment on the terms and conditions set forth in this Amendment (the "AML Services"); and

                  WHEREAS, BISYS and the Fund wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the AML Services provided for herein on behalf of the Fund, and to supplement and clarify certain provisions of the Agreement.

                  NOW, THEREFORE, in consideration of the covenants herein contained, the Fund and BISYS agree as follows:

         1.       Compliance with Laws/Delegation to BISYS.

                  The Fund acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and is required to comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

                  The Fund hereby delegates to BISYS the performance, on behalf of the Fund, of the AML Services set forth in Schedule B to this Amendment as it concerns the shareholder accounts maintained by BISYS pursuant to the Agreement (including direct accounts; accounts


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maintained through FUND/SERV and Networking, to the extent provided below; and
omnibus accounts, to the extent provided below). BISYS agrees to the foregoing delegation and agrees to perform the delegated services in accordance with the anti-money laundering program that has been adopted by the Fund (the "AML Program"). In connection therewith, BISYS agrees to design, maintain and implement policies and procedures, and related internal controls, with respect to the shareholder accounts maintained by BISYS pursuant to the Agreement that are consistent with the Fund's AML Program and the requirement that the Fund employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under
Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 5 and 6 of this Amendment, which require that the AML Program adopted by the Fund and any material amendments thereto be submitted to BISYS.

                  The Fund agrees and acknowledges that it is responsible for compliance with the Applicable AML Laws, in light of the particular business of the Fund, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering. In furtherance of such responsibility BISYS acknowledges that it is obligated to the Fund to design, maintain and implement policies and procedures, and related internal controls with respect to the shareholder accounts maintained by BISYS pursuant to the Agreement as contemplated by the preceding paragraph.

                  In connection with the foregoing delegation, the Fund also acknowledges that the performance of the AML Services listed in Schedule B involves the exercise of discretion, which in certain circumstances may result in consequences to the Fund and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized, and prior consultation with the Fund shall not be required in connection therewith unless expressly required by the AML Program, and (ii) the Fund instructs BISYS that it may avail the Fund of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder. BISYS shall promptly notify the Fund's AML Compliance Officer of any action taken with respect to; 1) the freezing or termination of any shareholder account or funds; or 2) the reporting of any shareholder transaction or account under any U.S. government agency AML requirement pursuant to the Fund's AML Program.

                  Shay Financial Services, Inc. ("Distributor"), is the distributor of the Fund and a member of the National Association of Securities Dealers, Inc. In developing and implementing its anti-money laundering program and procedures, Distributor relies on the representations, warranties and agreements of BISYS made in this Amendment and upon the BISYS Transfer Agent AML Program adopted and maintained by BISYS as described in Section 5. BISYS hereby acknowledges and consents to such reliance by Distributor, which shall be a third party beneficiary thereof.

                  As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope than other accounts, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103,



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effective April 24, 2002 (the "Interim Final Rule") and the performance by the
Fund of the risk-based evaluation of entities holding such accounts, as contemplated under the Interim Final Rule.

                  The provisions of the Agreement concerning recordkeeping and confidentiality are subject to the provisions of this Section.

         2.       Reimbursement of Expenses and Miscellaneous Service Fees.

                  In addition to all fees, expenses and miscellaneous fees or charges provided for under the Agreement, BISYS shall be entitled to receive from the Fund the amounts set forth on Schedule C hereto, reflecting the amounts charged by BISYS for the performance of delegated services under this Amendment with respect to the Fund's AML Program.

         3.       Bank Accounts.

                  BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund with such bank or banks as are selected or approved by the Fund, as may be necessary or appropriate from time to time in connection with the services performed by BISYS. The Fund shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Fund shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         4.       Instructions/Procedures.

                  The Fund acknowledges and agrees that deviations from BISYS' written transfer agent anti-money laundering compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Fund requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or adopted by the Fund and approved by BISYS (including any requirements of the Fund's AML Program), BISYS shall use reasonable efforts to implement such exception, provided that BISYS may in its reasonable discretion determine whether to permit such exception. In the event BISYS permits an exception to a BISYS policy or procedure that had been intended to protect the Fund from losses due to money laundering or fraud activity, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Fund (other than an employee of BISYS) and delivered to BISYS (any such exception is hereafter referred to as an "Exception"); provided that an Exception concerning the requirements of the Fund's AML Program shall be authorized by the Fund's anti-money laundering compliance officer ("AML Compliance Officer"). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Fund that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision of the Agreement or this Amendment that expressly or by implication provides to the contrary, if BISYS permits an Exception requested by the Fund that is intended to further reduce the risk to the Fund from losses due to money laundering or fraud activity BISYS shall have no liability for any loss, liability, expenses or damages to the Fund resulting from its action or inaction in accordance with such Exception as long as BISYS


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acts in good faith and without gross negligence or willful misconduct; and the
Fund shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys' fees) and damages resulting to BISYS from its action or inaction in accordance with such Exception, other than any loss, liability or expense resulting from the lack of good faith or from the willful misconduct of BISYS. If BISYS permits an Exception requested by the Fund that is not intended to further reduce the risk to the Fund from losses due to money laundering or fraud activity BISYS shall have no liability for any loss, liability, expenses or damages to the Fund resulting from its action or inaction in accordance with such Exception as long as BISYS acts in good faith and without willful misconduct.

                  The Fund acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-Of Trading Policy from time to time in its sole discretion. A copy of any such material amendments shall promptly be delivered to the Fund. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Fund and furnished to BISYS by the Fund.

                  The parties may amend any procedures adopted, approved or set forth under the Agreement by mutual written agreement. BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Fund (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Fund's Certificate of Incorporation, By-Laws or then-current prospectus. BISYS shall not be required to comply with any special procedure requested by an executive officer of the Fund that BISYS reasonably believes may violate any rule, regulation or requirement of any regulatory body.

         5.       Representations and Warranties of the Fund and BISYS.

                  The Fund represents and warrants that (a) the Fund has adopted the written AML Program that has been submitted to BISYS pursuant to Section 6, and has appointed a Compliance Officer under its AML Program, (b) the AML Program and the designation of the AML Officer have been approved by the Board of Directors of the Fund (the "Board"), (c) the delegation of certain services thereunder to BISYS, as provided in Section 1 of this Amendment, has been approved by the Board, and (d) the Fund will submit any material amendments to the AML Program to BISYS for BISYS' review. Any amendment that would have a material impact upon the AML Services to be rendered by BISYS or the responsibilities of BISYS shall be subject to approval by BISYS prior to adoption.

                  BISYS represents and warrants to the Fund that it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients (the "BISYS Transfer Agent AML Program"), and that its policies and procedures in connection therewith are reasonably adequate for it to provide the AML Services and comply with its obligations under this Amendment. BISYS agrees that it will implement the BISYS Transfer Agent AML Program with respect to the shareholder accounts of the Fund maintained by BISYS pursuant to the Agreement, subject to such modifications as may be necessary to implement the AML Program of the Fund in accordance with
Section 1 (subject to the approval of BISYS to the extent required by the last sentence of the preceding paragraph) and subject to such Exceptions



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as may be agreed to pursuant to Section 4. BISYS agrees that it will provide to the Fund or its AML Compliance Officer annually a copy of the BISYS Transfer Agent AML Program and that it will provide to the Fund copies of any material amendments thereto promptly after the adoption thereof.

         6.       Information to be Furnished by the Fund.

                  The Fund has furnished to BISYS the following, as amended and current as of the date of this Amendment:

                  (a) A list of all officers of the Fund, the Fund's AML Compliance Officer, and any other persons (who may be associated with the Fund or its investment advisor), together with specimen signatures, who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters related to the Fund's AML Program; and

                  (b) A copy of the Fund's written AML Program, as defined in Section 1 of this Amendment, including related Policies and Procedures.

         7.       Information Furnished by BISYS.

                  BISYS has furnished to the Fund the following:

                  (a)      The currently effective BISYS "As-Of" Trading Policy;
                           and

                  (b)      The BISYS Transfer Agent AML Program.

         8.       Privacy.

                  Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund to BISYS, or collected or retained by BISYS in the course of performing its transfer agency duties, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Fund or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Fund represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Securities and Exchange Commission's Regulation S-P.

         9.       Access to be Provided.

                  BISYS shall grant reasonable access to each of the Fund and the AML Compliance Officer, to the books and records maintained by BISYS as the same relates to the services performed hereunder on behalf of the Fund. BISYS shall make its relevant personnel available to meet with the Board of Directors of the Fund concerning the AML Services at least annually or at such more frequent intervals as may be requested by the Fund. Fund agrees to pay



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for related expenses for such attendance to the extent more frequent than annual. BISYS agrees to provide federal authorities (such as the Securities and Exchange Commission) with such information and records as they may request relating to the Fund's AML Program and hereby consents to the inspection of its records relating to shareholder accounts of the Fund maintained by BISYS pursuant to the Agreement and the review of the BISYS Transfer Agent AML Program, as implemented with respect to the Fund, by federal authorities as part of their review of the Fund's AML Program.

         10.      Reports to be Furnished to the Fund

                  (a) At least quarterly, BISYS shall provide a report to the Fund containing the information listed on Schedule D hereto and such other information relating to BISYS' services hereunder as may be reasonably requested by the Fund.

                  (b) Annually, BISYS shall provide the Fund with a report or summary of the results of the testing of the BISYS Transfer Agent AML Program as it relates to the Fund.

         11.      Miscellaneous.

                  (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

                  (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

                  (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

                  (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.


                                            ASSET MANAGEMENT FUND


                                            By:  /s/ Edward E. Sammons, Jr.
                                                 --------------------------
                                            Title:  President
                                                  -------------------------

                                            BISYS FUND SERVICES OHIO, INC.

                                            By:  /s/ William Tomko
                                                 --------------------------


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                                   SCHEDULE B

                             TO THE AMENDMENT TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              ASSET MANAGEMENT FUND
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                    SERVICES


a. Verify shareholder identity upon opening new accounts consistent with the Applicable AML Laws in effect as of the date of the Amendment, as referenced in Section 1 of the Amendment.

b. Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or other authorized U.S. governmental agencies or each agency's designated agent, in each case consistent with the Fund's AML Program and this Amendment and Applicable AML Laws in effect as of the date of the Amendment as referenced in Section 1 of the Amendment.

c. Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as contemplated by the Fund's AML Program or the BISYS Transfer Agent AML Program or as required by law enforcement authorities.

d. Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

e. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Fund's AML Program and the Applicable AML Laws and similar state laws as made known to BISYS by the Funds, and make the same available for inspection, by (i) the Fund's AML Compliance Officer, (ii) any auditor of the Fund's AML Program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund's AML Compliance Officer.

f. Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by BISYS concerning the BISYS operations related to the AML Services.

g. Perform such other related services as are required by the Fund's AML Program and the BISYS Transfer Agent AML Program (subject to the provisions of this Amendment) as in effect from time to time.



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                                   SCHEDULE C

                             TO THE AMENDMENT TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              ASSET MANAGEMENT FUND
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                       CHARGES FOR THE SERVICES SET FORTH
                       UNDER SCHEDULE B OF THIS AMENDMENT



One-time set up program cost                                        $8,500.00
(to be billed in June 2002)

Annual program servicing                                            $7,000.00
(to be billed in equal monthly amounts of $583.33)

Systems costs

         Early Warning annual fee                                     $575.00

         Early Warning per record cost for new account*
         registration review--does not apply to Network                 $0.17
         Level III accounts

Equifax--per request cost                                               $5.00

* CHANGES TO ACCOUNT REGISTRATION INFORMATION OR OTHER ACCOUNT-RELATED INFORMATION MAY RESULT IN CHARACTERIZING THE ACCOUNT AS A "NEW ACCOUNT" FOR THESE PURPOSES.



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                                   SCHEDULE D

                             TO THE AMENDMENT TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              ASSET MANAGEMENT FUND
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                     REPORTS

Following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

1 administered escrow hold policy in accordance with prospectus requirements;

2        verified customer address changes;

3 verified customer identification, for all new accounts and all name changes on existing accounts;

4 monitored all purchase transactions made with cash, equivalents totaling in excess of $10,000, resulting in the filing of [x] Form 8300 reports during the period. The Fund does not accept cash or currency;

5 monitored transactions consistent with the Fund's AML Program and the BISYS Transfer Agent AML Program or law enforcement authorities instructions regarding freezing assets, resulting in the freezing of [x] accounts and transactions;

6 monitored all accounts for suspicious activity resulting in the filing of [x] form SAR reports during the period;

7 reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

8 created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;

9 maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services;

The following items will be provided if the Trust falls under the related USA PATRIOT Act provisions.

- performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

- performed required due diligence on any new correspondent accounts opened during the period.

The report will identify any Exceptions as contemplated in Section 4 of the Amendment.